UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 1, 2007
(Date of Earliest Event Reported)

Commission file number: 1-3203

CHESAPEAKE CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	54-0166880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1021 East Cary Street
Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 804-697-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

Chesapeake Corporation announced on February 15, 2007 in its fourth quarter 2006 quarterly earnings release that it expected to include in the fourth-quarter and full-year 2006 results an after-tax non-cash charge of $20.8 million, or $1.07 per share, resulting from the Corporation’s preliminary assessment of goodwill impairment in the tobacco packaging reporting unit in the Paperboard Packaging segment. The preliminary assessment was based on expected reduced sales of tobacco packaging to British American Tobacco (“BAT”), a major customer for Chesapeake’s tobacco packaging products.

Subsequently Chesapeake has been advised by BAT that it intends to implement a supplier rationalization program which will substantially reduce the role of Chesapeake as a packaging supplier to BAT over the next two years. Chesapeake’s business with BAT constituted approximately 8% of the paperboard packaging segment’s 2006 revenues. Chesapeake is aggressively pursuing cost savings opportunities and alternatives in tobacco packaging and in its other end-use markets, such as pharmaceuticals and healthcare, to mitigate the anticipated loss of BAT business.

Based on the information from BAT, Chesapeake has reviewed its preliminary assessments of impairment of goodwill and tangible assets of the tobacco business and revised its preliminary assessment to after-tax, non-cash charges of $14 million for goodwill impairment and $21 million for tangible asset impairment related to the tobacco packaging reporting unit. Both charges are expected to be included in the financial statements to be filed with the Corporation’s Form 10-K for the period ended December 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHESAPEAKE CORPORATION
(Registrant)

Date: March 1, 2007	BY:	/s/ Joel K. Mostrom
Joel K. Mostrom
Senior Vice President and Chief Financial Officer